Exhibit 99.1

Item 6. Selected Financial Data

The following table sets forth summary financial data as of and for each of the years ended December 31, 2004 through 2008. Certain information in this table has been retrospectively adjusted for our adoption of certain accounting standards effective January 1, 2009 as discussed further in Note 2 to the Consolidated Financial Statements. The table illustrates the significant growth our Company experienced over the periods reported. Most of this growth, particularly pertaining to revenues, operating income and total assets, was attributable to our addition of properties through acquisition and development activities. We financed most of the acquisition and development activities by incurring debt and issuing preferred and common equity, as indicated by the growth in our interest expense, preferred share dividends and weighted average common shares outstanding. The growth in our general and administrative expenses reflects, in large part, the growth in management resources required to support the increased size of our portfolio. Since this information is only a summary, you should refer to our Consolidated Financial Statements and notes thereto and the section of this report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Corporate Office Properties Trust and Subsidiaries

(in thousands, except per share data and number of properties)

	2008	2007	2006	2005	2004
Revenues
Revenues from real estate operations (1)	$399,633	$365,914	$291,444	$235,956	$198,672
Construction contract and other service operations revenues	188,385	41,225	60,084	79,234	28,903
Total revenues	588,018	407,139	351,528	315,190	227,575
Expenses
Property operating expenses (1)	141,139	123,258	93,088	70,202	57,745
Depreciation and other amortization associated with real estate operations (1)	102,720	104,700	76,344	60,342	48,623
Construction contract and other service operations expenses	184,142	39,793	57,345	77,287	26,996
General and administrative expenses	25,329	21,704	18,048	13,533	10,938
Total operating expenses	453,330	289,455	244,825	221,364	144,302
Operating income	134,688	117,684	106,703	93,826	83,273
Interest expense	(86,870)	(88,638)	(74,023)	(55,979)	(43,663)
Interst and other income	2,070	3,030	1,077	304	269
Gain on early extinguishment of debt	8,101	—	—	—	—
Income from continuing operations before equity in loss of unconsolidated entities and income taxes	57,989	32,076	33,757	38,151	39,879
Equity in loss of unconsolidated entities	(147)	(224)	(92)	(88)	(88)
Income tax expense	(201)	(569)	(887)	(668)	(795)
Income from continuing operations	57,641	31,283	32,778	37,395	38,996
Discontinued operations (1)(2)	2,571	2,622	22,321	7,766	4,012
Income before gain (loss) on sales of real estate, net of income taxes	60,212	33,905	55,099	45,161	43,008
Gain (loss) on sales of real estate, net of income taxes (1)(3)	1,104	2,037	889	334	(150)
Net income	61,316	35,942	55,988	45,495	42,858
Net income attributable to noncontrolling interests	(7,351)	(3,741)	(7,621)	(6,464)	(5,826)
Net income attributable to Corporate Office Properties Trust	53,965	32,201	48,367	39,031	37,032
Preferred share dividends	(16,102)	(16,068)	(15,404)	(14,615)	(16,329)
Issuance costs associated with redeemed preferred shares (4)	—	—	(3,896)	—	(1,813)
Net income attributable to Corporate Office Properties Trust common shareholders	$37,863	$16,133	$29,067	$24,416	$18,890
Basic earnings per common share (5)
Income from continuing operations	$0.73	$0.29	$0.25	$0.49	$0.47
Net income	$0.77	$0.34	$0.69	$0.65	$0.57
Diluted earnings per common share (5)
Income from continuing operations	$0.72	$0.28	$0.24	$0.47	$0.45
Net income	$0.76	$0.33	$0.67	$0.63	$0.54

Weighted average common shares outstanding – basic	48,132	46,527	41,463	37,371	33,173
Weighted average common shares outstanding – diluted	48,820	47,518	43,031	38,997	34,982

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	2008	2007	2006	2005	2004
Balance Sheet Data (as of year end):
Investment in real estate	$2,778,466	$2,604,836	$2,111,517	$1,888,106	$1,544,501
Total assets	$3,114,239	$2,932,364	$2,419,329	$2,129,759	$1,732,026
Debt	$1,856,751	$1,809,610	$1,478,460	$1,348,351	$1,022,688
Total liabilities	$2,031,816	$1,962,884	$1,609,034	$1,442,036	$1,111,224
Total equity	$1,082,423	$969,480	$810,295	$687,723	$620,802
Other Financial Data (for the year ended):
Cash flows provided by (used in):
Operating activities	$180,892	$138,391	$113,358	$95,944	$84,494
Investing activities	$(290,822)	$(328,404)	$(254,041)	$(420,301)	$(268,720)
Financing activities	$92,067	$206,728	$137,822	$321,320	$188,566
Numerator for diluted EPS	$37,135	$15,616	$28,618	$24,416	$18,911
Diluted funds from operations (6)	$143,592	$121,371	$97,165	$88,490	$75,549
Diluted funds from operations per share (6)	$2.52	$2.17	$1.89	$1.86	$1.73
Cash dividends declared per common share	$1.43	$1.30	$1.18	$1.07	$0.98
Property Data (as of year end):
Number of properties owned (1)(7)	238	228	170	165	143
Total rentable square feet owned (1)(7)	18,462	17,832	15,050	13,708	11,765

(1)   Certain prior period amounts pertaining to properties included in discontinued operations have been reclassified to conform with the current presentation. These reclassifications did not affect consolidated net income or shareholders’ equity.

(2)   Reflects income derived from three operating properties we sold in 2005, seven operating real estate properties we sold in 2006, four operating real estate properties we sold in 2007 and three operating real estate properties we sold in 2008 (see Note 17 to our Consolidated Financial Statements).

(3)   Reflects gain (loss) from sales of properties and unconsolidated real estate joint ventures not associated with discontinued operations.

(4)   Reflects a decrease to net income available to common shareholders pertaining to the original issuance costs recognized upon the redemption of the Series E and Series F Preferred Shares of beneficial interest in 2006 and the Series B Preferred Shares of beneficial interest in 2004.

(5)   Basic and diluted earnings per common share are calculated based on amounts attributable to common shareholders of Corporate Office Properties Trust.

(6)   For definitions of diluted funds from operations per share and diluted funds from operations and reconciliations of these measures to their comparable measures under generally accepted accounting principles, you should refer to the section entitled “Funds from Operations” within the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(7)   Amounts reported reflect only wholly owned properties.

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